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Exhibit 99.1

QUICKLOGIC COMPLETES ACQUISITION
OF V3 SEMICONDUCTOR, INC.

    SUNNYVALE, Calif—August 3, 2001—QuickLogic Corporation (Nasdaq: QUIK), the pioneer of ESP (Embedded Standard Product) technology, said today it has completed the acquisition of certain assets of V3 Semiconductor, Inc., a manufacturer of Application Specific Standard Products (ASSPs) that enhance high-speed data throughput within telecommunications and Internet infrastructure systems.

    Under terms of the agreement dated April 17, 2001, QuickLogic acquired certain assets of Toronto-based V3 on August 1, 2001 for approximately 2.5 million shares of QuickLogic common stock valued at US$11.3 million.

    "When we announced the definitive agreement in April, we said that we believed the companies had strong synergies that would help drive QuickLogic's evolution from a component company to one that offers subsystems and system-level solutions," said Tom Hart, chairman, president and CEO of QuickLogic. "Since then, the hard work and goodwill of the talented people at both companies have begun to produce real improvements in our existing ESP product lines, as well as to move us further toward our goal of producing viable alternatives to ASICs. I believe that QuickLogic's strategic, technical and product capabilities are stronger than ever."

Acquisition Background

    V3 filed for relief under Chapter 11 of the bankruptcy laws on May 22, 2001 in the Northern District of California. It is anticipated that all creditors will be paid in full and that the remaining shares of QuickLogic common stock in the transaction will be distributed to V3's shareholders.

About QuickLogic

    QuickLogic Corporation introduced the Embedded Standard Product (ESP) architecture in 1998, creating a new class of semiconductor devices that combine the guaranteed performance and lower- cost of standard products with the flexibility and time-to-market benefits of programmable logic. Since then, QuickLogic has developed more than 100 ESP solutions for OEMs in such markets as telecommunications and data communications; video/audio, graphics and imaging; instrumentation and test; high-performance computing; and military systems. For more information on the company and its products, please go to www.quicklogic.com.

Forward-Looking Statements

    Except for the historical and present factual information contained in this press release, the statements set forth above, including but not limited to statements regarding the accelerated shifting of QuickLogic's business strategy from providing components to offering systems-level solutions and other expected benefits of the asset acquisition and the distribution of Quicklogic's stock to V3's shareholders are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to risks associated with: difficulty in integrating V3's assets, including its engineering and marketing expertise, into QuickLogic's business; changing relationships with customers, suppliers and strategic partners; unexpected expenses associated with potential contractual, intellectual property or employment issues; accounting treatment and charges; the failure of QuickLogic to retain key V3 employees; and general economic and market conditions. These and other risk factors are detailed in periodic reports and registration statements filed by QuickLogic and V3 with the Securities and Exchange Commission.

    QuickLogic and the QuickLogic logo are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

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QUICKLOGIC COMPLETES ACQUISITION OF V3 SEMICONDUCTOR, INC.